MINING OPTION AGREEMENT

THIS AGREEMENT is dated for reference the 24th day of October, 2016

AMONG:

RIO SILVER INC., a company incorporated under the laws of the Province of British Columbia and having a business office at 40 University Avenue, Suite 603, Toronto, Ontario, M5J 1T1

(the “Owner”)

AND:

MINERA RIO PLATA S.A.C., a company incorporated under the laws of Peru and having an office at Calle Juan de Arona 670, Of. 401, San Isidro, Lima, Peru

(the “Owner Subsidiary”)

AND:

MAGELLAN GOLD CORPORATION, a company incorporated under the laws of the State of Nevada and having an office at 2010A Harbison Drive #312, Vacaville, CA, 95687, United States

(the “Optionee”)

AND:

MAGELLAN GOLD PERU S.A.C., a company incorporated under the laws of Peru and having an office at Calle Juan de Arona 670, Of. 401, San Isidro, Lima, Peru

(the “Optionee Subsidiary”)

WHEREAS:

A.

The Owner Subsidiary is a wholly-owned subsidiary of the Owner;

B.

The Owner Subsidiary is the registered and beneficial owner of the mineral exploration property known as the Niñobamba property, an exploration property located in the Republic of Peru, comprised of the Dorita Primera concession (Ingemmet code 01-00433-07) totalling 900 hectares, more specifically located in the Department of Ayacucho, Peru, as more particularly set out in Schedule “A” attached hereto (the “Property”);

C.

The Owner and the Optionee entered into a non-binding letter of intent dated June 30, 2016 (the “LOI”), pursuant to which the Owner through the Owner Subsidiary wishes to grant to the Optionee the sole and exclusive Option (as defined herein) to acquire an undivided 50% interest in and to the Property;

D.

In connection with the LOI, the Optionee has paid to the Owner a deposit of $12,000 (the “Deposit”); and

E.

The parties wish to enter into this Agreement with respect to the Option and the Property on the terms and subject to the conditions described herein.

THEREFORE in consideration of the mutual covenants and agreements in this Agreement, the parties agree as follows:

1.

Definitions and Interpretation

1.1 For the purposes of this Agreement:

(a)

“Affected Party” has the meaning assigned to such term in Section 20.1 hereof;

(b)

“Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise, which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement.  For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

(c)

“Agreement” means this mining option agreement, including any amendments and modifications hereof, and all schedules, which are incorporated herein by this reference;

(d)

“Approval Date” has the meaning assigned in Section 3.1 hereof;

(e)

"Area of Interest" has the meaning assigned to such term in Section 10.1 hereof;

(f)

“Budget” has the meaning assigned in Section 9.5 hereof;

(g)

“Business Day” means any day, other than a Saturday or Sunday, on which banks in Vancouver, British Columbia, Canada are open for commercial banking business during normal banking hours;

(h)

“Claw Back Claim” has the meaning assigned in Section 12.2 hereof;

(i)

“Claw Back Right” has the meaning assigned in Section 12.3 hereof;

(j)

“Concurrent Financing” means the private placement financing of the Optionee of not less than CDN$150,000 to be competed in two closings in accordance with this Agreement;

(k)

“Confidential Information” means all information and documents (whether in tangible or electronic form) relating to the Property including without limitation, documents recording or evidencing Expenditures made on the Property, correspondence with government authorities or third parties relating to the Property, all maps, assays, surveys, mosaics, aerial photographs, electromagnetic tapes, sketches, drawings, memoranda, drill cores, drill logs, drilling and assay reports, production reports, samples, metallurgical, geological, geophysical, geochemical and engineering data in respect of the Property and general or detailed strategies relating to mine construction, or mining operations, other than information that is, or becomes, readily available to the public other than through a breach of this Agreement, or that is disclosed lawfully and not in breach of any contractual or other legal obligation to it by a third party;

(l)

"Contract Costs" means all costs specified under contracts with third party contractors in connection with mineral exploration and mining operations on the Property;

(m)

"Default" has the meaning assigned in Section 9.3 hereof;

(n)

“Deposit” has the meaning assigned in Recital D hereof;

(o)

“Direct Costs” means all costs and expenditures incurred on or in connection with mineral exploration and mining operations on the Property other than Contract Costs and shall, without limiting the generality of the foregoing, include:

(a)

wages, salaries and benefits of individuals engaged in mineral exploration and mining operations and in supplying food, lodging, transportation and other reasonable needs of such individuals;

(b)

insurance premiums and assessments or premiums for workers’ compensation insurance, contributions for unemployment insurance and other allowances or benefits customarily paid to or on behalf of such individuals;

(c)

the costs of purchasing, leasing or renting buildings, machinery, equipment, tolls, appliances or supplies or incurring other capital expenses, and in installing, erecting, detaching or removing any such assets on or from the Property; and

(d)

the costs of all technical personnel who may, from time to time, provide services with respect to the Property provided that such costs shall be charged out at rates normal to the industry and on the basis or the time actually spent by such personnel on tasks related to mining exploration and mining operations; but shall not include general, administrative and overhead expenses;

(p)

“Drilling Permits” means the permits required by Ministry of Energy and Mines in Peru for drilling with respect to the Property;

(q)

“Effective Date” means the date on which the Option Transaction closes;

(r)

“Exchange” means the TSX Venture Exchange or such other designated Canadian stock exchange as the securities of the Owner may be listed on;

(s)

“Exchange Acceptance” means the acceptance for filing of this Agreement and the Option Transaction by the Exchange;

(t)

"Exercise Notice" has the meaning assigned to such term in Section 3.3 hereof;

(u)

“Expenditures” means the amounts inclusive of any and all taxes imposed or levied by a government, government authority or agency) spent directly or indirectly by the Optionee or its Affiliates on or with respect to maintaining the  Property, or exploration or mining activities on the Property directed towards ascertaining the existence, location, quality, quantity or commercial value of deposits of ores, minerals and mineral resources on any of the Property, and all exploration activities related towards developing and exploiting the Property, and such amounts will include Indirect Costs, Direct Costs and Contract Costs and consist of (i) the actual cost of such activities; (ii) the assessment work required under applicable mining laws; and (iii) the mining duties on the Property and all other costs and expenses to keep the Property in good standing;

(v)

“Indirect Costs” means administrative costs incurred by the Optionee or its Affiliates in managing the exploration program and overhead costs related to the Optionee Subsidiary other than the Direct Costs and Contract Costs;

(w)

“Joint Venture” means the joint venture to be formed between the Owner and the Optionee in respect of the Property following the exercise of the Option in full by the Optionee;

(x)

“Joint Venture Agreement” means the joint venture agreement for the Joint Venture to be entered into, or the Joint Venture Company to be formed, as applicable, between the Owner, the Optionee and their respective subsidiaries and containing the material provisions set out in Schedule “B” attached hereto;

(y)

“Joint Venture Company” means the exploration joint venture company which is formed pursuant to Section 4.2 hereof;

(z)

“Joint Venture Company Assets” means, after the formation of the Joint Venture Company, the Property and all other assets of the Joint Venture Company;

(aa)

“Joint Venture Interest” means the percentage interest of each of the Owner Subsidiary and the Optionee Subsidiary in the Joint Venture Company;

(bb)

“Lien” means any lien, security interest, mortgage, charge, encumbrance, or other claim of a third party, including pursuant to an area of interest, whether registered or unregistered, and whether arising by agreement, statute or otherwise;

(cc)

“LOI” has the meaning assigned in Recital C hereof;

(dd)

“Material Adverse Change” means any change or effect (or any condition, event or development involving a prospective change or effect) which taken as a whole, may reasonably be expected to materially reduce the value of the Property (other than a change or effect: (i) affecting the mining industry generally in the jurisdiction where the Property is located, including changes in metal prices, laws or taxes; (ii) general or economic, financial, currency exchange, securities or commodities market conditions; or (iii) any matter which was publicly disclosed or which was communicated in writing to the other party prior to the date of this Agreement);

(ee)

“NI 43-101” means National Instrument 43-101 entitled Standards of Disclosure for Mineral Properties, as implemented and in effect in any Canadian jurisdiction at the applicable time;

(ff)

“Niñobamba Community” means the local community government empowered with the mandate to negotiate access to the Property;

(gg)

“Niñobamba Community Access Approval” means access approval granted by the Ninobamba Community with respect to a trenching and 20-platform drilling program including without limitation approval for 4,000 metres of drilling on the Property, 700 metres of which shall be completed by the Optionee by the end of November, 2017;

(hh)

“Niñobamba Community Relations Program” means obtaining and managing the social license for access to the Property;

(ii)

“Non-Operator” means the party to this Agreement which is not acting as Operator, at the applicable time;

(jj)

“Notification” has the meaning assigned in Section 12.2 hereof;

(kk)

“Notification Date” has the meaning assigned in Section 12.2 hereof;

(ll)

“Offer Notice” has the meaning assigned in Section 6.2(a) hereof;

(mm)

"Offeree" has the meaning assigned to such term in Section 10.1 hereof;

(nn)

"Offeror" has the meaning assigned to such term in Section 10.1 hereof;

(oo)

“Operator” means the operator of the Property;

(pp)

 “Option” has the meaning assigned in Section 3.1 hereof;

(qq)

“Option Exercise Date” has the meaning assigned in Section 5.2 hereof;

(rr)

“Option Interest” has the meaning assigned in Section 3.1 hereof;

(ss)

“Option Obligation” has the meaning assigned in Section 3.2 hereof;

(tt)

“Option Period” has the meaning assigned in Section 3.1 hereof;

(uu)

"Option Transaction" means the Optionee's transaction, pursuant which it will acquire the Option under this Agreement and all other incidental transaction including without limitation the Concurrent Financing;

(vv)

“Optionee Board” means the board of directors of the Optionee;

(ww)

“Optionee Shares” means common shares in the capital of the Optionee;

(xx)

“Preliminary Resource Estimate” means a preliminary estimate of mineral resources on the Property prepared in accordance with NI 43-101 by a Qualified Person independent of the parties acceptable to the Owner;

(yy)

“Property” means the Ninobamba property, as described in Schedule “A”, as may be amended from time to time pursuant to Section 10 hereof, and any after acquired property comprising the project in accordance with the terms of this Agreement;

(zz)

“Qualified Person” means a person who meets the definition of “qualified person” under NI 43-101 in respect of the Property;

(aaa)

“Rocky Mountain Mineral Law Foundation Mining Joint Format” means Form 5A: Exploration, Development and Mine Operating Agreement (1996), a copy of which is attached to this Agreement as Schedule “F”;

(bbb)

“Technical Committee” has the meaning assigned in Section 9.5 hereof;

(ccc)

“Third Party Offer” has the meaning assigned in Section 6.2 hereof; and

(ddd)

“Work Program” has the meaning assigned in Section 9.5 hereof.

1.2 For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)

the words “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(b)

the word “including”, when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(c)

any reference to a statute includes and, unless otherwise specified herein, is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statute or such regulation;

(d)

any reference to “party” or “parties” means the Owner, the Owner Subsidiary, the Optionee, the Optionee Subsidiary or any of them, as the context requires;

(e)

the headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement;

(f)

words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa;

(g)

all references to currency refer to Canadian dollars unless otherwise specified;

(h)

if any time period set forth in this Agreement ends on a day of the week which is not a Business Day, then notwithstanding any other provision of this Agreement, such period will be extended until the same time of the next following day which is a Business Day; and

(i)

references herein to the best knowledge, information and belief of a party or phrases similar in nature means to the knowledge of the President or Chief Executive Officer of such party, after having made a reasonable effort to inform himself regarding the subject matter qualified by such phrase.

1.3 The following are the Schedules to this Agreement, and are incorporated into this Agreement by reference:

Schedule “A”: The Property
Schedule “B”: Material provisions in the Joint Venture Agreement
Schedule “C”: Form of Lock-up Agreement
Schedule “D”: Adjacent Property
Schedule “E”: Corporate Provisions of Joint Venture Company
Schedule “F”: Rocky Mountain Law Foundation Form 5A

Wherever any term or condition, expressed or implied, in any of the Schedules conflicts or is at variance with any term or conditions of this Agreement, the terms or conditions of this Agreement will prevail.

2.

Representations and Warranties of the Owner and the Optionee

2.1 The Owner represents and warrants to the Optionee that, as of the date of this Agreement and as of the Effective Date:

(a)

the Owner Subsidiary is the registered and beneficial owner of the Property and holds its interest in the Property, to the best of the Owner’s knowledge, free and clear of all Liens, charges, security interests and encumbrances of any kind;

(b)

the Owner holds 100% of issued and outstanding securities of the Owner Subsidiary;

(c)

to the best of its knowledge, the Property has been properly staked, located and recorded pursuant to applicable laws and regulations and all mining claims / concessions comprising the Property are in good standing;

(d)

each of the Owner and the Owner Subsidiary is a valid and subsisting corporation duly incorporated, continued or amalgamated and in good standing under the laws of the jurisdiction in which it is incorporated, continued or amalgamated;

(e)

each of the Owner and the Owner Subsidiary has been duly authorized to enter into, and to carry out its obligations under, this Agreement;

(f)

each of the Owner and the Owner Subsidiary has the full right, power, capacity and authority to enter into, execute and deliver this Agreement and to carry out its obligations under this Agreement;

(g)

the consummation of this Agreement will not conflict with nor result in any breach of its constating documents or any covenants or agreements contained in or constitute a default under any agreement or other instrument whatever to which it is a party or by which it is bound or to which it may be subject;

(h)

to the best of its knowledge, information and belief, the execution and delivery of this Agreement, and the performance of its obligations in this Agreement, will not violate or result in the breach of the laws of any jurisdiction applicable to it;

(i)

there are no complaints, administrative proceedings or litigation, existing, or, to the best of its knowledge, information and belief, pending or threatened, with respect to the validity of the claims comprising the Property or its ownership, right or title thereto;

(j)

the Owner through itself or the Owner Subsidiary has made all taxes, assessment, rentals, levies, or other payments relating to the Property required to be made to any applicable government authority;

(k)

the Owner through itself or the Owner Subsidiary has all material permits, authorizations, licences, registrations and certificates necessary to conduct work on the Property as contemplated by this Agreement;

(l)

no person, firm or corporation has any proprietary or possessory interest in the Property other than the Owner or the Owner Subsidiary and no person is entitled to any royalties or other payment in the nature of rent or royalties on any minerals, ores, metals or concentrates or any other such products removed from the Property;

(m)

it has not received from any government or any other person any notice of or communication relating to any actual or alleged environmental claims, and there are no outstanding work orders, capital expenditures or actions required to be taken relating to environmental matters respecting the Property or any operations carried out on the Property and it is not aware of any basis on which any such order could be made; and

(n)

other than the Exchange Acceptance and other filings with applicable securities regulatory authorities, no filing with or notice to or authorization of any regulatory agency or governmental authority is required on the part of the Owner as a condition to the lawful completion of the transactions contemplated under this Agreement.

2.2 The representations and warranties contained in Section 2.1 hereof are provided for the exclusive benefit of the Optionee, and a breach of any one or more representations or warranties may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 2.1 hereof will survive the execution and delivery of this Agreement.

2.3 The Optionee represents and warrants to the Owner as of the date of this Agreement and as of the Effective Date that:

(a)

each of the Optionee and the Optionee Subsidiary is a valid and subsisting corporation duly incorporated, continued or amalgamated and in good standing under the laws of the jurisdiction in which it is incorporated, continued or amalgamated;

(b)

each of the Optionee and the Optionee Subsidiary has been duly authorized to enter into, and to carry out its obligations under, this Agreement;

(c)

each of the Optionee and the Optionee Subsidiary has the full right, power, capacity and authority to enter into, execute and deliver this Agreement and to carry out its obligations under this Agreement;

(d)

the consummation of this Agreement will not conflict with nor result in any breach of its constating documents or any covenants or agreements contained in or constitute a default under any agreement or other instrument whatever to which it is a party or by which it is bound or to which it may be subject;

(e)

to the best of its knowledge, information and belief, the execution and delivery of this Agreement, and the performance of its obligations in this Agreement, will not violate or result in the breach of the laws of any jurisdiction applicable to it;

(f)

no proceedings are pending for, and the Optionee is unaware of any basis for, the institution of any proceedings leading to the placing of the Optionee or the Optionee Subsidiary in bankruptcy or subject to any other laws governing the affairs of insolvent parties;

(g)

other than filings with applicable securities regulatory authorities as applicable, no filing with or notice to or authorization of any regulatory agency or governmental authority is required on the part of the Optionee as a condition to the lawful completion of the transactions contemplated under this Agreement; and

(h)

the Optionee is not aware of any undisclosed occurrence or event which has or might reasonably be expected to result in a material change in its business or operation or which would have a materially adverse effect on the value of its business or its common shares.

2.4 The representations and warranties contained in Section 2.3 hereof are provided for the exclusive benefit of the Owner, and a breach of any one or more representations or warranties may be waived by the Owner in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 2.3 hereof will survive the execution and delivery of this Agreement.

3.

Option

3.1 The Owner hereby irrevocably agrees to grant to the Optionee the sole and exclusive option (the “Option”) to acquire an undivided 50% interest (the “Option Interest”) in and to the Property during the period (the “Option Period”) commencing on the date (the “Approval Date”) that is the later of (i) the date on which the Niñobamba Community Access Approval is received; or (ii) the date on which the Drilling Permits for the Property are received and ending on the date that is three (3) years from the Approval Date.

3.2 The Optionee may acquire the Option Interest in the Property by incurring an aggregate of US$2,000,000 (the “Option Obligation”) in Expenditures on the Property during the period commencing upon the Effective Date and ending upon the last day of the Option Period less (i) the Deposit and (ii) any other credits granted to the Optionee in accordance with this Agreement.

3.3 At any time after the Optionee has fulfilled all of its obligations under Section 3.2 hereof, the Optionee will be entitled to exercise the Option by giving a written notice (an "Exercise Notice") to the Owner that it wishes to acquire the Option Interest in Property and acknowledges that until such time as the Optionee delivers such Exercise Notice, the Option will represent an option only and the Optionee will not have earned its interest in the Property.

3.4 The Optionee acknowledges and agrees that it will not have earned an interest in any of the Property unless the Option is exercised in its entirety and will not be entitled to any refund of Expenditures in connection therewith if it fails or elects not to exercise the Option in full.

3.5 Except as specifically provided elsewhere in this Agreement, this is an option agreement only and until the exercise of the Option, nothing in this Agreement will obligate the Optionee to do any further act or acts and in no event will this Agreement or any act done be construed as an obligation of the Optionee to do or perform any work on or with respect to the Property.

3.6 The parties agree and acknowledge that the Owner used the Deposit as reimbursement for the payment of the 2015 concession fees for the Property.

4.

Exercise of Option and Joint Venture

4.1 Subject to Section 4.2 hereof, upon the Optionee having exercised the Option in accordance with the terms of this Agreement,

(a)

the Owner Subsidiary and the Optionee Subsidiary will form the Joint Venture in accordance with the Rocky Mountain Law Foundation Form 5A: Exploration, Development, and Mine Operating Agreement (1996), included in this Agreement as Schedule “F”, and will enter into the Joint Venture Agreement;

(b)

the Owner and the Optionee will execute and deliver such documentation as is necessary to duly register and record in the appropriate registration and recording offices notice that the Owner’s interest in the Property is subject to and bound by the terms of this Agreement; and

(c)

The Owner, the Owner Subsidiary, the Optionee and the Optionee Subsidiary will do such further acts and execute such further documents as may be necessary or desirable to implement the Joint Venture and to effect registration of the Optionee’s Option Interest in the Property and the Joint Venture in the appropriate governmental registries.

4.2 Notwithstanding Article 4 hereof, upon the Optionee having exercised the Option in accordance with the terms of this Agreement,

(a)

the parties may mutually agree to form a Peruvian joint venture company (the “Joint Venture Company”) with each of the Owner Subsidiary and the Optionee Subsidiary holding 50% voting interest in the Joint Venture Company which will be incorporated pursuant to the laws of Peru and will be governed by the terms set out in Schedule “E” attached hereto; and

(b)

As soon as practicable upon the Optionee having exercised the Option, and in any event within 15 Business Days from the Option Exercise Date, each of the Optionee and the Owner will do all such further acts and execute all such further documents as may be necessary or desirable to transfer and to effect registration of the Joint Venture Company’s interest in the Property with the appropriate registries. For greater certainty, following the exercise of the Option by the Optionee and prior to the registration of the Joint Venture Company’s interest in the Property, the Owner will be deemed to hold beneficial ownership of the Property in trust for the Optionee in respect of the Optionee’s interest in the Property.

5.

Joint Venture Agreement

5.1 Provided that the parties form the Joint Venture or the Joint Venture Company as applicable in accordance with Article 4 hereof, the parties agree to negotiate the Joint Venture Agreement in good faith, which agreement will include the material terms set out in Schedule “B” to this Agreement, such agreement to be negotiated and executed within 90 days of the date (the “Option Exercise Date”) on which the Option has been fully exercised by the Optionee.  If the Joint Venture Agreement is not executed on or before the 90th day following the Option Exercise Date, the parties agree that the Joint Venture will operate under the terms set forth in Schedule “B”.

6.

Right of First Refusal

6.1 Provided that either the Joint Venture or the Joint Venture Company has been formed in accordance with Article 4 hereof, each Party has the right of first refusal to purchase all or any part of the other Party's interest in the Joint Venture or the Joint Venture Company as applicable under this Agreement.  If the Owner Subsidiary or the Optionee Subsidiary (the "Offeror") wishes to sell, or receives any good faith offer which the Offeror is prepared to accept to purchase, all or any part of such interest (the "Offered Interest"), the Offeror shall give written notice to the other party (the "Offeree") of all the material terms of such proposed sale (the "Sale Terms").  The Sale Terms must contain a sale price stated in cash. The Offeree shall then have 60 days, calculated from the date of receipt of the notice by the Offeror, within which to elect to purchase the Offered Interest on terms not less favourable to the Offeree than the terms contained in the Sale Terms.  If the Offeree does not make an election within such 60-day period, the Offeree shall be deemed to have elected not to purchase the Offered Interest.  If the Offeree does not elect to purchase the Offered Interest, then the Offeror may sell the Offered Interest to any good faith third party on terms no more favourable to such third party than the terms contained in the Sale Terms within the 45-day period immediately following the earlier of (i) the date on which the Offeree’s written confirmation that it will not accept the Sale Terms or (ii) the last day of the Offeree's 60-day election period.  If the Offeror does not complete the sale of the Offered Interest within such 45-day sale period, then the Offeree shall once again have the right of first refusal to purchase all or any part of the Offered Interest not sold by the Offeror.

7.

Concurrent Financing

7.1 Subject to regulatory approval including Exchange Approval, the Owner shall complete the Concurrent Financing for gross proceeds of not less than $150,000 by way of a non-brokered private placement of units.

7.2 The parties agree and acknowledge that, pursuant to the First Financing, the Optionee has subscribed for an aggregate of 1,500,000 units of the Owner (the “First Units”) at a price of $0.05 per First Unit, with each First Unit comprised of one common share of the Owner and one common share purchase warrant (a “First Warrant”).  Each First Warrant entitles the Optionee to purchase one additional common share of the Owner at a price of $0.05 per share for until 4:00pm (Toronto time) on February 23, 2018.

7.3 In the Second Financing, the Optionee shall subscribe for such number of units (the “Second Units”) at a price (the “Second Unit Price”) to be determined in accordance with the policies of the Exchange for aggregate gross proceeds of not less than $75,000.  The Second Unit will be comprised of one common share of the Owner and one common share purchase warrant (a “Second Warrant”).  Each Second Warrant will entitle the Optionee to purchase one additional common share of the Owner at the Second Unit Price for a period of 30 months from the date of issue.  The Second Financing will be completed on or before the date that is 90 days from the date of this Agreement.

7.4 Subject to regulatory approval including Exchange Approval, the Optionee agrees that it will exercise the entirety of the First Warrants and the Second Warrants fully prior to their respective expirations, provided that this Agreement remains in effect.

7.5 Subject to applicable securities laws in Canada and the U.S., the Optionee shall have the right to sell any securities of the Owner it holds provided that, on or before the date that is 30 days from the date on which the Optionee proposes to sell the securities (the “ROFR Securities”), the Optionee shall provide the Owner with the right of first refusal to purchase the ROFR Securities as follows:

(a)

The Optionee will give notice (the “Security Offer Notice”) to the Owner of its intention to sell and of the terms and conditions of it proposed sale and the date upon which it wishes to consummate the transaction (which date will be no earlier than fifteen (15) days after the date of the Offer Notice).  Thereafter, the Owner will have the right to purchase the entirety of the ROFR Securities on the same terms and conditions as the Third Party Offer set out in the Offer Notice.

(b)

If the Owner fails to give the notice contemplated by Section 7.5(b) hereof to the Optionee within the five (5) business days of receipt of the Security Offer Notice, the Optionee will then be free proceed with the transaction set out in the Security Offer Notice with a third party on the same terms or on terms no less favourable to the Optionee without any further obligations under this Section 7.5 provided that such arrangements are entered into within fifteen (15) days after the expiry of such five (5) business day period.

8.

Conditions Precedent

8.1 The obligation of the Optionee to perform its obligations under this Agreement is subject to the following conditions, which are to the Optionee’s sole benefit and may be waived in writing by the Optionee:

(a)

the Optionee having received all required approvals to the transactions contemplated in this Agreement including approval from the Optionee Board and the shareholders of the Optionee, if applicable;

(b)

no Material Adverse Change will have occurred in respect of the Property or in respect of any laws, regulations, permits, licenses or other governmental or regulatory requirements affecting the Owner or its business operations, from and after the date of this Agreement and prior to the Effective Date; and

(c)

all necessary consents and approvals of governmental bodies, licensing and permitting authorities, lessors, banks, and third parties having been obtained.

8.2 The obligation of the Owner to consummate the transactions contemplated under this Agreement is subject to the following conditions, which are to the Owner’s sole benefit and may be waived in writing by the Owner:

(a)

the Owner having receiving all required approvals to the transactions contemplated in this Agreement including the Exchange Acceptance;

(b)

the Owner having closed the Concurrent Financing; and

(c)

no Material Adverse Change will have occurred in respect of the Optionee and the Optionee’s business operations from and after the date of this Agreement and prior to the Effective Date.

8.3 The parties will use reasonable commercial efforts to obtain or to assist in obtaining any required approvals to this Agreement.

9.

Obligations During the Option Period

9.1 During the Option Period, the Optionee will be the Operator and the Owner will be the Non-Operator, unless otherwise agreed by the parties.

9.2 The Operator will not be entitled to be paid any operator’s fee of any kind and nature.

9.3 If the Operator fails to perform work on the Property in a manner that is consistent with good exploration, engineering and mining practices or fails to perform in a manner consistent with its duties and responsibilities under this Agreement, then the Non-Operator will have the option to give to the Operator written notice setting forth particulars of the Operator’s default.  If such notice is provided, the Operator will, within 45 days of receipt of such notice, commence to remedy the default (the "Default").  Failure of the Operator to commence to remedy the default within such 45-day period will be grounds for termination of the Operator’s appointment.  Upon such failure to commence to remedy such default within such period, the Non-Operator will have the election to provide a written notice of termination to the Operator designating a date of termination, and upon such written notice of termination being delivered to the Operator, it will be deemed to have resigned as Operator and the Non-Operator will become the successor Operator on such designated date and the Operator shall remain liable for all costs, claims, damages and charges of any kind whatsoever arising from the Default, which shall be added to the Option Obligation.

9.4 During the Option Period, until such time as the Optionee ceases to be the Operator of the Property, provided that this Agreement has not been terminated in accordance with Section 16 hereof, the Optionee covenants and agrees with the Owner that the Optionee will:

(a)

maintain the Property in good standing by doing and filing all assessment work or making payments in lieu thereof and by performing all other acts which may be necessary in order to keep the Property in good standing and provide the Owner with all copies of relevant documentation in connection therewith;

(b)

keep the Property free and clear of all Liens and other charges arising from or out of the Optionee’s activities on the Property;

(c)

provide notice to the Owner and supporting documentation evidencing Expenditures incurred on the Property promptly after incurring Expenditures and not less than once in each calendar quarter;

(d)

provide the Owner with copies of all internal or external technical reports with respect to the Property as soon as they become available including without limitation the Preliminary Resource Estimate;

(e)

be responsible for all reclamation on the Property as a result of all work conducted on the Property during the term of this Agreement;

(f)

in the Optionee’s discretion, provide the Owner’s operating team with the opportunity to carry out all or a portion of the Work Programs according to approved Budgets as set out in Section 9.5 hereof;

(g)

do all work on the Property in accordance with sound mining, exploration and engineering practices and in compliance with all applicable laws, bylaws, regulations, orders, and lawful requirements of any governmental or regulatory authority and comply with all laws governing the possession of the Property, including, without limitation, those governing safety, pollution and environmental matters.  The Optionee will ensure that all environmental rehabilitation works required under applicable laws, bylaws, regulations, orders, and lawful requirements of any governmental or regulatory authority are completed in a timely manner in respect of any mining operations conducted on the Property. The Optionee will, prior to the commencement of any mining operations, post as directed by governmental representatives or other regulatory bodies, an environmental bond in form and amount required by such representatives or bodies;

(h)

obtain and maintain, and cause any contractor or subcontractor to obtain and maintain adequate comprehensive general liability insurance and any additional insurance coverage, including, without limitation, pollution coverage, required by any governmental or regulatory authority, including workers’ compensation insurance, during any period in which active work is carried out on the Property;

(i)

until such time as the parties have formed the Joint Venture or the Joint Venture Company in accordance with Article 4 hereof, the Optionee shall not do any act or thing which would in any way affect the Owner's rights under this Agreement, including, without limitation: (i) dispose of any part of the Property; (ii) enter into any contract or agreement that could materially affect the Property, other than with the Owner's prior written consent; or (ii) terminate, cancel, modify or amend in any respect any contract related to the Property, or fail to take any action that would entitle any party to a contract related to the Property to terminate the contract.

9.5 Upon signing of this Agreement, the parties shall form a technical committee (the “Technical Committee”) comprised of up to two (2) members from the Owner and up to two (2) members from the Optionee.  The Technical Committee shall review exploration programs (the “Work Programs”) and budgets (the “Budgets”) and will analyse technical results on an on-going basis.  All operations conducted on the Property by the Operator and all costs incurred in association with such operations will be incurred on the basis of an approved Work Program, and a Budget.  All proposed Work Programs and Budgets in respect of the Property must be reviewed by the Technical Committee before final determination and approval by the Operator and before implementation by the Operator, on an annual basis or more frequently as required.  Upon approval of a Work Program or Budget, the Operator will implement such Work Program or Budget within the time periods set out therein.

9.6 Upon signing of this Agreement, the Owner shall immediately proceed with the Ninobamba Community Relations Program and permitting of a trenching and 20-platform drilling program at the Property, provided that, upon receipt by the Owner of the Ninobamba Community Access Approval and the Drilling Permits, the Optionee shall carry out an accelerated exploration program including without limitation trenching and a drilling program of at least 700 metres, to be completed by the end of November, 2017.

9.7 During the Option Period, the Owner shall administer the Ninobamba Community Relations Program on behalf of the Optionee and the expenditures in relation thereto shall be paid by the Optionee and thereafter credited towards the Option Obligation.

9.8 During the Option Period, the Optionee shall assign its voting rights to a nominee designated by the Owner and shall enter into a lock-up agreement (the “Lock-up Agreement”) as set out in Schedule “C” attached hereto in this regard.

10.

Area of Interest

10.1 If, during at any time that this Agreement or the Joint Venture Agreement remains in effect, a party or an Affiliate of a party (the “Offeror”) acquires directly or indirectly or pursuant to any third party agreement, any mineral claim, concession, exploration permit or other form of interest in minerals located wholly or in part within or within an area of ten (10) kilometres from the boundaries of the area as indicated on the map attached as Schedule "D" hereto (the “Area of Interest”), the Offeror will promptly offer, such interest to the other party with respect to the Property (the “Offeree”) by notice in writing setting out the nature of such mineral interest and including all information known by the Offeror about such mineral interest, the Offeror’s, or its Affiliate's, acquisition costs and all other details relating thereto and if, within 60 days from the date of the receipt of such notice, the Offeree accepts such mineral interest by notice in writing to the Offeror and at the Offeree’s option either (i) pays to the Offeror a percentage of the Offeror’s acquisition costs (the “Offeree’s Costs”) as set out in such notice equal to the Offeree’s interest in the Property as of the date of the notice or (ii) credits the Offeree’s Costs towards the Option Obligation, such mineral interest will be deemed to form part of the Property for the purposes of this Agreement.

10.2 Notwithstanding, the Owner may acquire certain concession immediately adjacent and to the west of the Property as further set out in Schedule “D” attached hereto, within 90 days of execution of the Definitive Agreement.  The Optionee agrees to reimburse the Owner a total of US$16,400 which represents the net incremental costs to acquire these concessions, and this reimbursement shall be credited toward the Option Obligation of the Optionee.

10.3 Each party with respect to the Property will execute and deliver or cause to be executed and delivered such further documents and instruments and give such further assurances as the other may reasonably require to evidence and give effect to the establishment of the Area of Interest and the transfer of mineral interests pursuant to this section.

10.4 Each party with respect to the Property hereby covenants and agrees with the other to use its commercially reasonable efforts in any acquisition agreement under which it acquires any interest in minerals within the Area of Interest to acquire a 100% undivided interest in such minerals and to obtain unencumbered rights to assign an interest in any such agreement and the mineral rights related thereto pursuant to the provisions of this Agreement.

11.

Right of Entry

11.1 Throughout the Option Period and until the Joint Venture (or the Joint Venture Company as applicable) has been formed in accordance with this Agreement, the Optionee and its employees, agents, directors, consultants and independent contractors (and the Non-Operator for purposes of Section 11.1 hereof), will have the right to:

(a)

enter the Property;

(b)

do prospecting, exploration, development and/or other mining work on and under the Property;

(c)

bring and erect upon the Property such buildings, plant, machinery and equipment as the Optionee may deem necessary or desirable in its sole discretion; and

(d)

remove from the Property, all metals and minerals derived from its operations on the Property as may be deemed necessary by the Optionee for testing, including bulk sampling and testing mining processes and methods.

12.

Option to Repurchase

12.1 Subject to the termination of this Agreement pursuant to Article 13 hereof, from and after the Effective Date of this Agreement and until the Joint Venture (or the Joint Venture Company as applicable) has been formed in accordance with this Agreement, the Optionee may not abandon or allow to lapse any of the mining concessions that comprise the Property unless in accordance with the provisions of this Section 12 hereof.

12.2 Notwithstanding Section 12.1 hereof, commencing on or before June 30 of each calendar year until the earlier of the Option Exercise Date or the last day of the Option Period (in each case a “Notification Date”), the Optionee will provide prior written notice to the Owner of certain claims within the Property which may lapse due to lack of sufficient exploration Expenditures. On each Notification Date, the Optionee will notify (a “Notification”) the Owner as to which claims it proposes to abandon or allow to lapse and which claims it intends to keep in good standing, but is not in a position to fund and the Owner will have the right, but not the obligation, to perform the exploration activities or post bonds in lieu of work commitments as are necessary to keep some or all applicable claims in good standing (such claims on which the Owner performs exploration activities or post bonds pursuant to this Section 12.2 are referred to as the “Claw Back Claims”).  For greater certainty, once having commenced exploration activities or having posted bonds in lieu of work in respect of any Claw Back Claims, the Owner will have no obligation to complete such exploration activities or to keep such Claw Back Claims in good standing, and may abandon or allow to lapse any such claims.

12.3 If the Owner funds the exploration activities or posts the bonds in lieu of work commitments necessary to keep any of the Claw Back Claims in good standing, then the Optionee will cease to have the right to earn an interest in the Clawback Claims except pursuant to this Section 12.3.  At any time prior to the last day of the Option Period, the Optionee will have the right (the “Claw Back Right”) to earn its 50% project interest in the Claw Back Claims by paying an amount equal to 150% of the Owner’s exploration expenditures or bonds in lieu of work commitments which were paid by the Owner, in addition to the Option Obligation.  For greater certainty, in order to earn its 50% interest in the Claw Back Claims, the Optionee must, prior to the last day of the Option Period, have fulfilled its Option Obligation by incurring Expenditures required to have been made by the last day of the Option Period, as set out in Section 3.1 hereof inclusive of the Expenditures made by the Owner pursuant to Section 12.2 hereof, and must, in addition, have paid to the Owner a further 50% of expenditure costs incurred by the Owner with respect to the Claw Back Claims pursuant to Section 12.2 hereof.  If the Optionee does not exercise the Claw Back Right by the last day of the Option Period, the Optionee will forfeit any interest in the Claw Back Claims and the Property will cease to comprise the Claw Back Claims for the purposes of the Option.  If the Owner makes the exploration expenditures or posts the bonds in lieu of work commitments to maintain the Claw Back Claims in good standing, the Owner will retain its 100% interest in such claims. Operator

13.

Rights and Obligations after Termination of Option

13.1 If this Agreement and the Option terminates pursuant to the provisions of Article 16 hereof, then the Optionee will:

(a)

Except with respect to any concessions in respect of which a Notification has been given pursuant to Section 12.2 hereof at least 90 days prior to termination of the Option, make such payments and filings with the applicable government authorities and persons so as to keep the Property in good standing up to and including the date of termination;

(b)

deliver a deed of quit claim or other appropriate instrument to the Owner in recordable form whereby the Optionee will acknowledge and agree that it has no interest either legal or equitable in the Property;

(c)

deliver to the Owner all copies of Confidential Information, whether acquired prior to or during the Option Period, provided that the Optionee may retain one copy of the Confidential Information solely for the purposes of determining its legal obligations under this Agreement and for corporate governance and secretarial purposes, in which case the Optionee will remain bound by the restrictions and obligations under this Agreement;

(d)

if, at the time of termination the Optionee is Operator, leave the Property in a safe condition with all openings safeguarded in accordance with applicable laws;

(e)

if, at the time of termination the Optionee is Operator, promptly remove, on or before the date that is 12 months from the date of such termination, all buildings, plant, equipment, machinery, tools, appliances and supplies which may have been brought by the Optionee upon the Property (and the Owner will permit the Optionee to access the Property, or the applicable part thereof for such purposes). If not so removed within the time allotted in this section, the Owner may at any time thereafter either remove same and charge the cost of removal to the Optionee or may elect to keep such items on the Property, or the applicable part thereof, with the effect that any such buildings, plants, equipment, machinery, tools, appliances and supplies not removed become the property of the Owner; and

(f)

if, at the time of termination the Optionee is Operator, promptly perform any reclamation, remediation or pollution control, which is required as of the date of the termination of the Option arising in connection with the Optionee’s activities on the Property during the Option Period, such performance to include, without limitation, the provision of all financial assurances required by applicable laws, rules and regulations with respect to the costs of such reclamation, remediation or pollution control.

14.

Confidential Information

14.1 Except as provided in Section 14.2 hereof, or with the prior written consent of the other party, each party will keep confidential and not disclose to any third party or the public any Confidential Information.

14.2 The consent required by Section 14.1 hereof will not apply to a disclosure:

(a)

in confidence to an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

(b)

in confidence to any third party to whom the disclosing party contemplates a transfer of all or any part of its interest in this Agreement;

(c)

to a governmental agency or to the public where such disclosure is required by pertinent laws or regulation or the rules of any applicable stock exchange;

(d)

to an investment dealer, broker, bank or similar financial institution, in confidence if required as part of a due diligence investigation by such financial institution in connection with a financing required by such party or its shareholders or Affiliates to meet, in part, its obligations under this Agreement; or

(e)

to the public if such disclosure is a technical content press release, or other press release required to be disclosed under applicable securities laws, or the Policies of the Exchange, provided that the disclosing party provides a copy of any such proposed press release in advance of disclosure to and allow the non-disclosing party reasonable time to comment upon such release.

15.

Public Announcements

15.1 Subject to Section 14.2(e) hereof, no party will make any public statement or give any press release concerning the matters contemplated in this Agreement or about the existence of this Agreement without the written consent of the other party, which consent will not be unreasonably withheld.  A party wishing to make a public announcement will give the other party two Business Days to comment upon and suggest changes to the public announcement unless the party is obligated to make the public announcement in less than two Business Days in order to comply with applicable securities laws or stock exchange rules, regulations or policies.  Nothing herein shall prohibit any party from making any disclosure that that such party is required to make under any applicable law, regulation, policy, orders, ruling by any court or regulatory body.

16.

Default and Termination

16.1 The Optionee will have the right to terminate this Agreement at any time up to the date of exercise of the Option by giving 120 days’ prior written notice in writing of such termination to the Owner, and upon the effective date of termination as specified in such termination notice, this Agreement will terminate and be of no further force or effect save or except for its obligations under Article 13 hereof and any obligations of the Optionee incurred prior to the effective date of termination, with no right, interest or title in the Property having been earned by the Optionee.

16.2 If, at any time prior to the date of exercise of the Option, the Optionee should be in default in performing any material obligation under this Agreement or in breach of any material provision contained in this Agreement, then the Owner may terminate this Agreement by giving written notice of termination to the Optionee but only if:

(a)

it has given to the Optionee written notice of the particular failure, default, or breach on the part of the Optionee (which notice shall not cause the Optionee to lose any rights under this Agreement, provided that the Optionee has, to the full and complete satisfaction of the Owner at its sole discretion acting reasonably, has cured such default pursuant to this Article 16); and

(b)

the Optionee has not, within 30 calendar days following delivery of such written notice of default, commenced to take reasonable steps to cure the default by the appropriate performance, which the Optionee after due inquiry reasonably believes will cure the default (the Optionee hereby agreeing that, should it so commence to cure any defect it will prosecute the same to completion without undue delay), provided that, if the default solely relates to payment, the Optionee shall proceed cure the default as soon as reasonably applicable.

16.3 Notwithstanding any termination of this Agreement, the Optionee will remain liable for its obligations under Articles 13, 14 and 17 hereof, and the Owner will remain liable for its obligations under Article 17 hereof.

17.

Indemnity

17.1 The Owner covenants and agrees with the Optionee (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless the Optionee against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by the Optionee, directly or indirectly, by reason of or arising out of:

(a)

any warranties or representations on the part of the Owner herein being untrue or arising out of work done by or on behalf of the Owner on or with respect to the Property prior to the date of this Agreement; and

(b)

work done by or on behalf of the Owner on or with respect to the Property on or after the date of this Agreement.

17.2 The Optionee covenants and agrees with the Owner (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless the Owner against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by reason of or arising out of any warranties or representations on the part of the Optionee herein being untrue or arising out of work done by the Optionee or on behalf of the Optionee on or with respect to the Property on or after the date of this Agreement.

18.

Governing Law and Jurisdiction

18.1 This Agreement is construed and in all respects governed by the laws of the Province of British Columbia, and the parties submit to the non-exclusive jurisdiction of the courts of British Columbia.

19.

Notices

19.1 All notices, payments and other required communications and deliveries to the parties hereto will be in writing, and will be addressed to the parties as follows or at such other address as the parties may specify from time to time:

(a)

to the Owner:

Rio Silver Inc.
40 University Avenue, Suite 603
Toronto, Ontario  M5J 1T1

Attention: Chief Financial Officer

Email: dan.hamilton@riosilverinc.com

(b)

to the Optionee:

Magellan Gold Corporation
2010A Harbison Drive, #312
Vacaville, CA, UAS  95687

Attention: President

Email: wpiercecarson@aol.com

must be delivered, sent by facsimile or mailed by pre-paid post and addressed to the party to which notice is to be given.  If notice is sent by facsimile or is delivered, it will be deemed to have been given and received at the time of transmission or delivery.  If notice is mailed, then it will be deemed to have been received seven Business Days following the date of the mailing of the notice.  If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by facsimile or will be delivered.

19.2 Either party hereto may at any time and from time to time notify the other party in writing of a change of address and the new address to which a notice will be given thereafter until further change.

20.

Force Majeure

20.1 If either party is at any time during the Option Period prevented or delayed in complying with any of the provisions of this Agreement (the “Affected Party”) by reason of strikes, lockouts, labour, power or fuel shortages, fires, wars, acts of God, civil disturbances, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the reasonable control of the Affected Party (provided that lack of sufficient funds to carry out exploration on the Property will be deemed not to be beyond the reasonable control of the Affected Party), then the time limited for the performance by the Affected Party of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay including without limitation extending the Option Period by such period. Nothing in this Section 20.1 or this Agreement will relieve either Party from its obligation to maintain the claims comprising the Property in good standing and to comply with all applicable laws and regulations including, without limitation, those governing safety, pollution and environmental matters.

20.2 The Affected Party will give notice to the other party of each event of force majeure under Section 20.1 hereof within seven days of such event commencing and upon cessation of such event will furnish the other party with written notice to that effect together with particulars of the number of days by which the time for performing the obligations of the Affected Party under this Agreement has been extended by virtue of such event of force majeure and all preceding events of force majeure.

21.

Entire Agreement

21.1 This Agreement and any other agreement contemplated by the terms hereof constitute the entire agreement between the Owner and the Optionee and will supersede and replace any other agreement or arrangement, whether oral or in writing, previously existing between the parties with respect to the subject matter of this Agreement.

22.

Assignment

22.1 Neither party may assign its interest under this Agreement except with the prior written consent of the other party, except that the Owner may transfer its interest under this Agreement to an Affiliate.

23.

Consent or Waiver

23.1 No consent or waiver, express or implied, by either party hereto in respect of any breach or default by the other party in the performance by such other party of its obligations under this Agreement will be deemed or construed to be a consent to or a waiver or any other breach or default.

24.

Further Assurances

24.1 The parties will promptly execute, or cause to be executed, all bills of sale, transfers, documents, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent and purpose of this Agreement or to record wherever appropriate the respective interests from time to time of the parties hereto in and to the Property.

25.

Severability

25.1 If any provision of this Agreement is or will become illegal, unenforceable or invalid for any reason whatsoever, then such illegal, unenforceable or invalid provisions will be severable from the remainder of this Agreement and will not affect the legality, enforceability or validity of the remaining provisions of this Agreement.

26.

Enurement

26.1 This Agreement enures to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

27.

Amendments

27.1 This Agreement may only be amended in writing with the mutual consent of all parties.

28.

Time

28.1 Time is of the essence of this Agreement and will be calculated in accordance with the Interpretation Act (British Columbia).

29.

Counterparts

29.1 This Agreement may be executed in any number of counterparts and by facsimile transmission with the same effect as if all parties hereto had signed the same document.  All counterparts will be construed together and constitute one and the same agreement.

[signatures on the next page]

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

RIO SILVER INC. Per:
MINERA RIO PLATA S.A.C. Per:
MAGELLAN GOLD CORPORATION Per:
MAGELLAN GOLD PERU S.A.C. Per:

SCHEDULE “A”

THE PROPERTY

Concession Name	Code	Hectares
dorita Primera	01-00433-07	900.0

SCHEDULE “B”

MATERIAL PROVISIONS OF THE JOINT VENTURE AGREEMENT

Capitalized terms that are used in this Schedule “B” and not defined herein shall have the meanings ascribed to them in the Mining Option Agreement executed by the Owner and the Optionee on October 24, 2016 (the “Agreement”).

It is understood and agreed that the provisions set forth hereinafter shall be included in the Joint Venture Agreement that may be executed by the Owner and the Optionee if the Optionee exercises the Option.  For the purpose of this schedule, the Joint Venture shall refer to the Joint Venture (as defined in the Agreement) or the Joint Venture Company (as defined in the Agreement) as applicable.

1.

Participating Interests

Joint Venture Interests will be as set forth in the Option Agreement to which this is Schedule attached, subject to variation from time to time as provided herein.  The Optionee's initial expenditures for the purposes of the dilution formula will be its actual expenditures.  The Owner’s initial expenditures will be deemed to be an amount equal to its interest multiplied by the amount determined by dividing the Optionee’s expenditures by the Optionee’s interest.

2.

Technical Committee

The Joint Venture will be under the management of a technical committee consisting of two representatives of each participant and at least one alternate representative.  A quorum for any technical committee meeting shall be present if at least one of the representatives of all parties is present.  The representative of the Operator shall be the chairman of technical committee meetings.  The technical committee shall decide every question submitted to it by a vote with each representative being entitled to cast that number of votes which is equal to his or her principal’s interest percentage. Generally, the technical committee shall make decisions by simple majority.  In the case of an equality of interests, unanimous approval will be required. In the case of a deadlock with respect to approval of a work budget and any exploration and development program or construction program proposed to be completed on the Property, either party may propose a budget and work program and undertake to fund such program. If one party funds such program, the dilution formula under Section 4 of this Schedule B will apply in respect of all such expenditures under such program.

3.

Operator

The Technical Committee will appoint a person or company to act as the daily manager and administrator of the exploration and development work on the Property (the "Operator"), and the first Operator will be the Optionee, or if the parties mutually agree, the Owner, until its resignation or removal by the Technical Committee.

4.

Participation in Programs and Dilution

(a)

The parties acknowledge that the Owner is not required to contribute any funds until a joint venture has been formed and multi-year dilution formula set forth shall not apply during the period prior to the joint venture.

(b)

Parties will have an election, within 60 days of the Technical Committee's approval for a work program and / or budget, as to whether to participate in any approved exploration and development program or approved construction program in the amount of its interest at such time.

(c)

Electing to participate in an approved program will make a participant liable for its agreed cost share of all expenditures for that program.

(d)

Electing not to participate in an approved exploration and development program will result in dilution of interest, i.e. each party's interest will be calculated as follows:

AB + Y
B + C

(Where:

A* =

the interest of the party prior to the start of the Relevant Program, as defined below;

B =

the sum of all deemed and actual contributions of all parties prior to the start of the Relevant Program;

Y =

the actual contributions (if any) of the party to the Relevant Program; and

C =

the total amount actually contributed by all parties to the Relevant Program; and

“A” shall initially be equal to 50% for the Optionee and equal to 50% for the Owner. [To be determined pursuant to Section 1 above]

“Relevant Program” means a program which a party elected not to fund by contributions to the full extent of its interest and which program is subsequently funded by the other party increasing its contribution by the amount of the shortfall.)

(e)

Electing not to participate in an approved program will result in immediate straight line dilution of interest.

(f)

A participant’s failure to fund the percentage of an approved exploration and development program or an approved construction program it elected to fund will constitute default and result in double dilution of the defaulting party’s interest, such that the defaulting party's interest will be:

AB + Y
2[B + C]

(A, B, Y and C having the meanings given above.)

and the non-defaulting party's interest will be correspondingly increased.

(g)

Dilution below 10% will effect a deemed surrender of an interest in the Joint Venture, and conversion of such interest to a 2.0% net smelter returns royalty.  The other party in the Joint Venture may at any time thereafter elect to purchase up to one-half of the NSR royalty (i.e. reduce it to a 1.0% royalty) upon payment to the holder of the NSR of US$ 1,000,000.

(h)

There will be no election as to participation in an approved operating program.

(i)

A participant’s failure to fund the percentage of an approved operating program will constitute default and result in accelerated dilution of the defaulting party’s interest, such that the defaulting party's interest will be:

AB + Y
B + 2C

(A, B, Y and C having the meanings given above.)

and the non-defaulting party's interest will be correspondingly increased.

5.

Disposition of Production

(a)

Each participant shall have the right to take its interest share of production in kind.

(a)

The Operator will be free to sell the share of production of any participant who fails to take its share in kind or make arrangements for sale, deducting its costs and expenses from the proceeds.

6.

Transfers of Interests

(a)

Any transfer of interest in the Property and the Joint Venture Agreement cannot be made without the consent of the other party, which consent cannot be unreasonably withheld, and is subject to the transferee agreeing to be bound by the terms of the Joint Venture Agreement.

(a)

No encumbrances of any interest will be permitted except for financing of development and then subject to the Joint Venture Agreement and the operator’s lien.

7.

Withdrawal and Winding Up

No withdrawal by a party or winding up of the Joint Venture will be permitted without adequate payment of or security for reclamation and closure costs.

8.

Dispute Resolution

Arbitration administered by the British Columbia International Commercial Arbitration Centre.

Schedule “C”

Form of Lock-up Agreement

Schedule “D”

Adjacent Property

Code	Concession	Hectares	Partida Electrónica (ORR Huancayo)	District/Province/Department
010033606	Chanca 908	1 000	11119783	Chuschi/Cangallo/Ayacucho
010033706	Chanca 909	1 000	11119781	Chuschi/Cangallo/Ayacucho
010033806	Chanca 910	200	11119789	Vinchos/Huamanga/Ayacucho

Schedule “E”

Corporate Provisions of Joint Venture Company

[To be determined by the parties]

Schedule “F”

Rocky Mountain Law Foundation Form 5A

Exploration, Development, and Mine Operating Agreement (1996)